Exhibit 21 - Subsidiaries.

First Tier Subsidiary

Shanghai Clancy Enterprise Management Co., Ltd., a PRC company (Shanghai Clancy).

Second Tier Subsidiary

Beijing Clancy Information Technology Co., Ltd., a PRC company wholly owned by Shanghai Clancy.